Telesis Technology Corp Reports Record Second Quarter and Three-Month Results for 2005.

Palmetto, Florida – August 10th, 2005 – Telesis Technology Corporation (OTC: TLST) today announced results for the second quarter ended June 30, 2005.

Sales revenue for the three months ended on June 30, 2005 was $ 962,803.00 compared with            $ 330,002.00 for the same period ended a year earlier in 2004.  This was an increase of 192%.  Gross Profit for the three months ended on June 30, 2005 was $ 220,228.00 compared with $ 98,125.00 for the same period in 2004.  This was an increase of 124%.  Telesis Technology Corporation reported net income before income taxes for the three months ended June 30, 2005 of $ 119,437.00 compared with $ 12,648.00 for the same period in 2004.  This was an increase of 844%.  Total Assets for the three months ended on June 30, 2005 were reported at $ 2,257,231.00 compared to $ 1,105,736.00 for the same period in 2004.  This was an increase of 104%

"Telesis reported a record second quarter and three months result, with triple digit growth," said Mr. Hasit Vibhakar, Chairman, CEO & President of Telesis Technology Corporation. "We were shy of $ 1 million in sales revenue for the three months; we have surpassed all sales revenue for the entire year of 2004 during the six months ended June 30, 2005.  Record sales and profitability were achieved for the second quarter and the three month period.  Our working capital was reported at $ 1,266,591.00   on June 30, 2005."

About Telesis Technology Corporation

Telesis Technology Corporation is a diversified Aerospace & Defense Contractor.  Our products are in worldwide use, supporting communication systems, networks, test systems and applications for the Aerospace & Defense sectors.  Telesis Technology Corporation has several operating divisions with locations in Palmetto, Florida, Superior, Nebraska and Singapore.  Company information can be obtained at http://www.telesistechnology.com

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In this press release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the Company's ability to obtain additional financing to implement its business strategy, the delay or failure to properly manage growth and successfully integrate acquired companies and operations, lack of geographic diversification, imposition of new regulatory requirements affecting its business, a downturn in the general economic conditions, and other risks detailed from time to time in the Company's periodic reports filed with the SEC.

Contact:

Investor Relations

Telesis Technology Corporation

941-795-7441 ext: 228

ir@telesistechnology.com